Exhibit 99.1

Kerr-McGee Announces Expiration of Hart-Scott-Rodino Waiting Period

Oklahoma City, Aug. 1, 2006 - Kerr-McGee Corp. (NYSE: KMG) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the proposed merger of Kerr-McGee with a wholly-owned subsidiary of Anadarko Petroleum Corporation (NYSE: APC) expired at 11:59 p.m. EDT, on July 31, 2006.
The proposed merger was announced on June 23, 2006, and remains subject to approval by holders of a majority of Kerr-McGee’s outstanding common stock and the satisfaction or waiver of customary closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Kerr-McGee stockholders will receive $70.50 per share in cash for each share of common stock.
Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. For more information on Kerr-McGee, visit www.kerr-mcgee.com.

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Statements in this press release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "expects," "estimates," or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, changes in laws and regulations, the ability to respond to challenges in international markets, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, progress made with respect to and developments related to the Company’s proposed merger with Anadarko Petroleum Corporation, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this filing.

Media contact:	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contacts:	Rick Buterbaugh Direct: 405-270-3561	John Kilgallon Direct: 405-270-3521

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